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                                                                   EXHIBIT 23.11


CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Joint Proxy Statement of First Commercial Corporation and Regions Financial Corporation and the related Registration Statement on Form S-4 of Regions Financial Corporation and to the incorporation by reference therein of our report dated January 31, 1997, with respect to the consolidated balance sheet of Southwest Bancshares, Inc. and subsidiaries as of December 31, 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1996, which report is included in the Annual Report on Form 10-K of First Commercial Corporation for the year ended December 31, 1997, filed with the Securities and Exchange Commission.


                                         /s/  KEMP & COMPANY


Little Rock, Arkansas
June 16, 1998